Exhibit 99.1

[GRAPHIC OMITTED]       Medical Nutrition USA, Inc.
                        10 West Forest Avenue, Englewood, NJ 07631



FOR IMMEDIATE RELEASE
---------------------

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Contacts:   Medical Nutrition USA, Inc.            Allen & Caron Inc. (Investor Relations)
            ---------------------------            ---------------------------------------
            Myra Gans                              Michael Lucarelli or Rudy Barrio
            Executive Vice President/Secretary     212 691 8087
            800 221 0308                           jesse@allencaron.com
            mgans@mnidirect.net                    Media Inquiries:
            -------------------                      Len Hall
                                                     949 474 4300
                                                     len@allencaron.com
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                           Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors' new product introductions. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements are discussed in the Company's Securities and Exchange Commission filings including its Form 10-KSBA for the period ending January 31. 2005.


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               Medical Nutrition USA Announces 55% Sales Increase
                        For Year Ended January 31, 2006
--------------------------------------------------------------------------------

                           o Total sales increase 55%
                      o Branded product sales increase 82%
     o Operating income increases to $511,700 compared to a loss of $15,300
             o 1565 additional nursing homes and clinics start using
                          Pro-Stat(TM) during the year

ENGLEWOOD, NJ -- April 19, 2006. Medical Nutrition USA, Inc., (MDNU.OB) today announced financial results for the fiscal quarter and year ended January 31, 2006.

Review of Operating Results

Sales for the fiscal year ended January 31, 2006 increased approximately 55% to $7,310,500 as compared with $4,727,400 for the fiscal year ended January 31, 2005. Sales for the fourth quarter increased approximately 49% to $1,900,000 as compared to $1,278,800 for the fourth quarter of the prior year. The increase in sales for the quarter and the year resulted primarily from sales of branded products which increased by $2,437,300 to $5,397,100 for the fiscal year and by $421,400 to $1,481,200 for the fiscal quarter. Branded product sales consist primarily of the Company's line of Pro-Stat(R) hydrolyzed, liquid, modular protein. Approximately 1565 additional nursing homes and clinics started using Pro-Stat(R) during the year, including approximately 325 additional facilities during the fourth fiscal quarter.

Gross profit for the fiscal year increased approximately 56% to $3,786,600, or 52% of sales, as compared to $2,419,600, or 51% of sales, for the prior fiscal year. Gross profit for the fourth fiscal quarter increased to $988,700 or 52% of sales as compared to $677,800 or 53% of sales for the fourth fiscal quarter of the prior year. The increase in gross profit for the quarter and year was primarily attributable to increased sales of branded products.

Selling, general and administrative expenses (SG&A) for the fiscal year increased by $840,000 to $3,274,900, or 45% of sales, from $2,434,900, or 52% of sales, as compared to the prior fiscal year. SG&A expenses for the fiscal quarter increased by $113,400 to $793,100, or 42% of sales, as compared to
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$679,700, or 53% of sales in the fourth fiscal quarter of the prior year. The increase was primarily attributable to an increase in selling and marketing expenses of $457,400 for the fiscal year and $97,500 for the fiscal quarter, respectively, as compared to the prior year periods. SG&A expenses for the 2006 fiscal quarter also include an increase in legal and professional expenses of $80,300 compared to the prior year fiscal quarter primarily as a result of costs associated with the Company's earnings restatement.


Operating income for the fiscal year increased to $511,700 as compared to an operating loss of $15,300 for the prior fiscal year. Operating income for the fourth quarter increased to $195,100 as compared to an operating loss of $1,900 in the fourth quarter of the prior year.

Interest expense for the fiscal year was $749,500 as compared to $350,500 in the prior fiscal year. The increase in interest expense was primarily due to an increase in non-cash amortization of debt discount to $526,300 as compared to $81,800 in the prior fiscal year.

Net loss for the fiscal year ended January 31, 2006 was $176,900 or ($0.06) per share compared to a net loss for the fiscal year ended January 31, 2005 of $332,200 or ($0.12) per share. Net loss for the fourth quarter was $203,000 or ($0.07) per share as compared to a net loss of $101,500 or ($0.04) per share for the fourth quarter of the prior year.

"We are very pleased with the continuing growth in sales of our branded products and the addition of approximately 1565 user facilities during the year. We are also extremely encouraged by the positive reaction that has resulted from the March 3, 2006 publication of a clinical trial on Pro-Stat(R) in the peer-reviewed journal Advances in Skin and Wound Care. The study reported a 96% greater rate of pressure ulcer healing among nursing home residents receiving standard care plus Pro-Stat(R), compared to a control group receiving standard care plus a placebo. We expect that the clinical trial results, along with our recent introduction of two new products, Pro-Stat(R) Advanced Wound Care formula and Fiber-Stat(TM) laxation liquid with FOS, will contribute nicely to our future sales. Our entire team continues to perform very well," said Frank A. Newman, chairman and chief executive officer.

Guidance

The Company affirmed its previously issued guidance for its fiscal year ending January 31, 2007 of total sales of $12,000,000 to $13,000,000, and operating income of $1,500,000 - $2,000,000.

Accounting for Convertible Notes and Warrants

As previously announced, the Company restated its results for the year ended January 31, 2005, and the quarters ended April 30, July 31 and October 31, 2005 to account for the value attributed to its 2002-2003 convertible notes and warrants. The restatement had the effect of increasing paid-in capital by the $3,827,500 aggregate value assigned to the warrants and the conversion feature of the convertible notes (the debt discount), and decreasing net income by a like amount as the debt discount is amortized over the three-year life of the notes. All the remaining amortization amounts will be accounted for during fiscal year 2007. Assuming the remaining debt is converted immediately prior to maturity, the Company estimates the future amortization amounts to be as follow:
$1,096,900 for the quarter ending April 30, 2006, $1,529,200 for the quarter ending July 31, 2006, $ 80,800 for the quarter ending October 31, 2006, and $124,700 for the quarter ending January 31, 2007.

Medical Nutrition USA, Inc (http://www.pro-stat.info) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The company's product lines include Pro-Stat(R), Fiber-Stat(TM) and the pbs Nutritional Support System(TM), as well as private label products.

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                           MEDICAL NUTRITION USA, INC.

                           CONSOLIDATED BALANCE SHEETS

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                                                                                    January 31,
                                                                           ----------------------------
                                                                               2006            2005
                                                                           ------------    ------------
                                                                                           (As Restated)
ASSETS
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Current Assets:
           Cash                                                            $  2,361,200    $  2,002,700
           Accounts receivable, net of allowance of $29,600 and
           $9,600 at January 31, 2006 and January 31, 2005, respectively        711,500         498,900
           Inventories                                                          271,700          71,300
           Other current assets                                                  72,400          65,800
                                                                           ------------    ------------

             Total current assets                                             3,416,800       2,638,700

           Fixed assets, net of accumulated depreciation of
           $157,400 and $133,400, respectively                                   83,000          71,900

Other assets:
           Security deposits                                                     15,300          15,300
           Investment in Organics Corporation of America                        125,000         125,000
           Intangible assets, net of amortization                               260,100         205,700
                                                                           ------------    ------------

                                                                           $  3,900,200    $  3,056,600
                                                                           ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
           Accounts payable and accrued expenses                           $    486,100    $    307,200
           Convertible promissory notes, net of discount                        533,200              --
           Accrued interest payable                                             633,200              --
                                                                           ------------    ------------

             Total current liabilities                                        1,652,500         307,200
Non-current Liabilities:
           Convertible promissory notes, net of discount                             --           6,900
           Accrued interest payable                                                  --         410,000
                                                                           ------------    ------------
            Total Liabilities                                                 1,652,500         724,100
                                                                           ------------    ------------

Shareholders' Equity:
           Common stock, $0.001 par value; 20,000,000 shares
             authorized; 3,015,781 and 2,892,965 issued and outstanding
             at January 31, 2006 and January 31, 2005, respectively               3,100           2,900
          Additional paid-in-capital                                         14,835,600      14,743,700
          Accumulated deficit                                               (12,580,600)    (12,403,700)
                                                                           ------------    ------------
                                                                              2,258,100       2,342,900
          Less: treasury stock, at cost                                         (10,400)        (10,400)
                                                                           ------------    ------------
          Total stockholders' equity                                          2,247,700       2,332,500
                                                                           ------------    ------------
                                                                           $  3,900,200    $  3,056,600
                                                                           ============    ============
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                           MEDICAL NUTRITION USA, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      Years Ended January 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
                                                                   (As Restated)

Sales                                              $  7,310,500    $  4,727,400
Cost of Sales                                         3,523,900       2,307,800

                                                   ------------    ------------
Gross Profit                                          3,786,600       2,419,600
                                                   ------------    ------------

Selling, general and administrative expenses          3,274,900       2,434,900

                                                   ------------    ------------
Operating Income (loss)                                 511,700         (15,300)
                                                   ------------    ------------

Other income (expense):
    Interest income                                      60,900          33,600
    Interest expense                                   (749,500)       (350,500)

                                                   ------------    ------------
Total other income (expense)                           (688,600)       (316,900)
                                                   ------------    ------------
Net (loss)                                         $   (176,900)   $   (332,200)
                                                   ============    ============

Basic and diluted per share data:
Net (loss)                                         $      (0.06)   $      (0.12)
                                                   ============    ============

Weighted average number of shares outstanding         2,930,448       2,821,350
                                                   ============    ============

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